Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVERCOMMERCE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

EverCommerce, Inc. (f/k/a PaySimple Holdings, Inc.) (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 29, 2016, amended and restated on October 14, 2016, further amended on December 22, 2017, amended and restated on August 23, 2019 and further amended on November 9, 2020, December 14, 2020 and March 10, 2021.

This Third Amended and Restated Certificate of Incorporation, which restates and integrates and amends the provisions of this Corporation’s Second Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

FIRST:  The name of this corporation is EverCommerce, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 140,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”), of which (A) 50,000,000 of the authorized shares of Preferred Stock are hereby designated as “Series A Preferred Stock” (the “Series A Stock”), (B) 75,000,000 of the authorized shares of Preferred Stock are hereby designated as “Series B Preferred Stock” (the “Series B Stock”) and (C) 15,000,000 of the authorized shares of Preferred Stock are hereby designated as “Series C Preferred Stock” (the “Series C Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.          COMMON STOCK

1.          General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein and in the Second Amended and Restated Stockholders Agreement of the Corporation, dated on or about the date hereof (as may be amended, restated, or amended and restated, supplemented, or otherwise modified from time to time, the “Stockholders Agreement”).

2.          Voting.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B.          PREFERRED STOCK

The rights, preferences, powers, privileges and restrictions, qualifications and limitations granted to and imposed upon the Series A Stock, Series B Stock and Series C Stock are set forth in this Part B of this Article Fourth and in the Stockholders Agreement. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1.          Dividends.

1.1          Series A, Series B and Series C Dividends.

1.1.1.          From and after the date of the issuance of any shares of Series B Stock, dividends at an annual rate per share equal to 10%  of the Series B Original Issue Price (as defined below), compounded annually, shall accrue on such shares of Series B Stock  (the “Series B Accruing Dividends”).

1.1.2.          Series B Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the first sentence of Subsection 1.1.3, or Subsection 2.1 such Series B Accruing Dividends shall be payable only upon the occurrence of a Deemed Liquidation Event or voluntary or involuntary dissolution, liquidation or winding up of the Corporation but shall be taken into account when and as specified in Subsection 4.1, Section 5 and Subsection 6.1.

1.1.3.          The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation and the Stockholders Agreement), and subject to the limitations herein, the holders of the Series B Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Stock in an amount at least equal to the greater of (i) the amount of the aggregate Series B Accruing Dividends then accrued on such share of Series B Stock and not previously paid, if any, and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series B Stock as would equal the product of (1) the dividend payable on each share of Common Stock or such class or series determined as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series B Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series B Original Issue Price.

1.1.4.          The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on Series B Stock or dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series C Stock then outstanding shall simultaneously receive, a dividend on each outstanding share of Series C Stock in an amount at least equal to in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series C Stock as would equal the product of (1) the dividend payable on each share of Common Stock or such class or series determined as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series C Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend

1.1.5.          The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on Series B Stock and Series C Stock or dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series A Stock then outstanding shall simultaneously receive, a dividend on each outstanding share of Series A Stock in an amount at least equal to in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Stock as would equal the product of (1) the dividend payable on each share of Common Stock or such class or series determined as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

1.1.6.          The “Series B Original Issue Price” shall mean $9.1242 per share. The “Series C Original Issue Price” shall mean $14.00 per share.  The “Series A Original Issue Price” shall mean (a) with respect to all shares of Series A Stock issued on or prior to January 17, 2017, $2.9535 per share and (b) with respect to all shares of Series A Stock issued after January 17, 2017, the price per share for such date as set forth below, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Stock.

Date of Issuance	Number of Shares as of date of Issuance	Issue Price
7/6/2017	12,859,664	$2.9535
10/3/2017	407,897	$2.9535
10/3/2017	3,156,994	$3.6381
10/3/2017	2,312,603	$3.6919
11/20/2017	5,199,791	$4.4303
12/12/2017	4,818,762	$4.4303
1/31/2018	2,515,193	$4.4303
2/13/2018	9,292,418	$4.4303
3/27/2018	690,698	$4.4303
5/31/2018	5,600,000	$4.4303
6/28/2018	2,066,271	$4.4303
8/1/2018	7,866,816	$4.4303
11/15/2018	733,448	$4.4303
11/27/2018	2,691,476	$4.4303
12/4/2018	3,683,946	$4.4303

1.1.7.          “Fair Market Value” shall mean, (a) at any applicable time other than an IPO (as defined below), the fair market value of Common Stock, determined on a per share basis as determined by the Board of Directors in good faith (provided that  if either SL Holders holding a majority of the Common Stock (on an as converted basis) held by SL Holders or PEP Holders holding a majority of the Common Stock (on an as converted basis) held by PEP Holders object in writing to any determination of Fair Market Value by the Board of Directors, the Company will engage an independent third party valuation firm of national standing, as mutually agreed upon by the SL Holders and PEP Holders to determine the Fair Market Value, and (b) in the event of an IPO, the IPO Price (as defined below) at the time of the IPO.

2.          Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1          Preferential Payments to Holders of Series B Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series B Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock, Series A Stock, Series C Stock and any other capital stock of the Corporation that is junior to the Series B Stock with respect to any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event by reason of their ownership thereof, an amount per share equal to the greater of (i) (A) the Series B Original Issue Price plus (B) any Series B Accruing Dividends accrued but not yet paid thereon, whether or not declared, plus (C) any other dividends or distributions declared but unpaid thereon with a record date at or prior to such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, and (ii) such amount per share as would have been payable had such share of Series B Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event; provided, however, that the aggregate amount which a holder of Series B Stock is entitled to receive per share under Subsections 2.1(i)(A), 2.1(i)(B), and 2.1(i)(C) plus any cash dividends or cash distributions (excluding any expense reimbursement) previously paid on such share of Series B Stock (including those paid on Series B Stock on an as converted basis) shall not exceed the product of the Series B Original Issue Price multiplied by 1.65, and any amounts in excess thereof shall be forfeited for the purposes of calculating the amount payable under Subsection 2.1(i) only (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”).  The aggregate amount payable pursuant to clauses (A) and (B) of the immediately preceding sentence is the “Series B Preference.” If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series B Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series B Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  For the avoidance of doubt, the Series B Stock shall be senior to the Common Stock and Preferred Stock of any other class or series unless the terms of such other class or series of Preferred Stock, established and designated in accordance with this Certificate of Incorporation, expressly provide otherwise.

2.2          Preferential Payments to Holders of Series C Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series C Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after any payments required pursuant to Subsection 2.1 and before any payment shall be made to the holders of Common Stock and holders of Series A Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) (A) the Series C Original Issue Price, plus (B) any dividends or distributions declared but unpaid thereon with a record date at or prior to such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, and (ii) such amount per share as would have been payable had all shares of Series C Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event and following the required payment pursuant to Subsection 2.1, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Stock the full amount to which they shall be entitled under this Subsection 2.2, the holders of shares of Series C Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series C Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  For the avoidance of doubt, the Series C Stock shall be senior to the Common Stock and Preferred Stock of any other class or series (other than Series B Stock) unless the terms of such other class or series of Preferred Stock, established and designated in accordance with this Certificate of Incorporation, expressly provide otherwise.

2.3          Preferential Payments to Holders of Series A Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the holders of shares of Series A Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after any payments required pursuant to Subsection 2.1 and Subsection 2.2, and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) (A) the Series A Original Issue Price, plus (B) any other dividends or distributions declared but unpaid thereon with a record date at or prior to such voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, minus (C) the aggregate amount of (y) the quotient of (1) any proceeds (excluding any expense reimbursements) actually received by the PEP Holders after the date on which the first share of Series B Stock was issued (the “Series B Original Issue Date”) in connection with any dividend or distribution on, or sale or transfer of any shares of Series A Stock (including those paid on Series A Stock on an as converted basis) or Common Stock that was converted from Series A Stock on the Series B Original Issue Date (provided, that for the purposes of this clause (x) proceeds received in respect of a sale or transfer of a share of Series A Stock shall only include the amount of proceeds received in respect of such sold or transferred share of Series A Stock that are in excess of the Series A Liquidation Amount (as defined below) of such share of Series A Stock as of the date of such sale or transfer), divided by (2) the number of shares of Series A Stock then outstanding, and (ii) such amount per share as would have been payable had all shares of Series A Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”).  If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event and following the required payment pursuant to Subsection 2.1 and Subsection 2.2, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Stock the full amount to which they shall be entitled under this Subsection 2.3, the holders of shares of Series A Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.  For the avoidance of doubt, the Series A Stock shall be senior to the Common Stock and Preferred Stock of any other class or series (other than Series C Stock and Series B Stock) unless the terms of such other class or series of Preferred Stock, established and designated in accordance with this Certificate of Incorporation, expressly provide otherwise.

2.4          Payments to Holders of Common Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Stock, Series C Stock and Series A Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.5          Deemed Liquidation Events.

2.5.1.          Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) the holders of at least a majority of the outstanding shares of the Series B Stock that includes the holders of at least a majority of the Series B Stock held by the SL Holders (collectively, the “Requisite Holders”), (ii) the holders of at least a majority of the outstanding shares of the Series C Stock and (iii) the holders of at least a majority of the outstanding shares of the Series A Stock elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

(a)          a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.5.2.          Effecting a Deemed Liquidation Event.  The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.5.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the ”Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3 and 2.4.

2.5.3.          Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors (including the approval of at least one SL Director (as defined in the Stockholders Agreement); provided that, for the purposes hereof, the approval of an SL Director shall be deemed to require the approval of Debt Financing Source Observer (as defined in the Stockholders Agreement) if the Debt Financing Source Observer is an observer to the Board of Directors) and, where such value determination would result in the holders of Series A Stock receiving less than their Series A Liquidation Amount, one PEP Director (as defined in the Stockholders Agreement)).

2.5.4.          Allocation of Escrow and Contingent Consideration.  In the event of a Deemed Liquidation Event pursuant to Subsection 2.5.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies, including release of any escrow or holdback or the passage of time (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3 and 2.4 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, 2.3 and 2.4 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.          Voting. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), subject to the voting limitations set forth in the Stockholders Agreement, each holder of outstanding shares of Series B Stock, Series A Stock and Series C Stock (except, with respect to the Series C Stock, on matters that relate to election or appointment of directors to the Board of Directors in accordance with the Stockholders Agreement, at any time in which the SL Stockholders (as defined in the Stockholders Agreement) or the PEP Stockholders (as defined in the Stockholders Agreement) are required to, but have not complied with the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”)), shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Stock, Series A Stock and Series C Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation or the Stockholders Agreement, holders of Series A Stock, Series B Stock and Series C Stock (except, with respect to the Series C Stock, on matters that relate to election or appointment of directors to the Board of Directors in accordance with the Stockholders Agreement, at any time in which the SL Stockholders or the PEP Stockholders are required to, but have not complied with the requirements under the HSR Act), shall vote together with the holders of Common Stock as a single class; provided, that in the event any shares of the Corporation are not eligible to vote on a matter pursuant to the voting limitations set forth in the Stockholders Agreement, such shares shall be excluded from the numerator and denominator when determining the percentage of votes cast (or eligible votes cast) for or against such matter. The holders of Series C Stock shall be entitled to vote on matters related to election or appointment of directors to the Board of Directors in accordance with the Stockholders Agreement (i) to the extent requirements under the HSR Act are inapplicable to the SL Stockholders and the PEP Stockholders or (ii) if requirements under the HSR Act are applicable, the SL Stockholders and the PEP Stockholders have complied with such requirements.

4.          Optional Conversion.

The holders of the Series B Stock, Series C Stock and Series A Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1          Right to Convert.

4.1.1.          Conversion Ratio.  Subject to Subsection 5.1, each share of (i) Series A Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into a number of shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of conversion, (ii) Series C Stock shall be convertible, at the option of the holder thereof, into a number of shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price in effect at the time of conversion, provided, that, Series C Stock shall not be convertible, at the option of the holder thereof, to the extent requirements under the HSR Act apply to the SL Stockholders or the PEP Stockholders and such holders have not complied with the such requirements, unless such conversion is to a class of Common Stock that does not have the right to vote on election or appointment of directors to the Board of Directors in accordance with the Stockholders Agreement and (iii) Series B Stock shall be convertible, at the option of the holder thereof, (x) solely at the time of, or at any time following, a Deemed Liquidation Event or an IPO into a number of shares of Common Stock: (1) determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion if the sum of (a) the Fair Market Value of the Common Stock to be received upon conversion of a share Series B Stock pursuant to this clause (1) plus (b) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to the conversion date plus (c) any cash dividends or cash distributions (excluding any expense reimbursement) previously paid on such share of Series B Stock (including those paid on such share of Series B Stock on an as converted basis) (the “Clause 1 Amount”) is equal to or greater than the Clause (2) Amount (as defined below); and (2) if the Clause (1) Amount is less than the Clause (2) Amount, then determined by dividing the Series B Preference by the Series B Conversion Price in effect at the time of conversion; provided that, if  the sum of (a) Fair Market Value of the Common Stock to be received upon conversion of a share of Series B Stock pursuant to this clause (2) plus (b) any cash dividends or cash distributions (excluding any expense reimbursement) previously paid on such share of Series B Stock (including those paid on such share of Series B Stock on an as converted basis) plus (c) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to the conversion date would exceed the Series B Original Issue Price multiplied by 1.65, then the number of shares of Common Stock into which each share of Series B Stock will be entitled to be converted under this clause (2) shall be equal to the number of shares of Common Stock having a Fair Market Value equal to (a) the Series B Original Issue Price multiplied by 1.65 minus (b) any cash dividend or cash distribution previously paid on such share of Series B Stock (including those paid on such share of Series B Stock on an as converted basis) minus (c) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to the conversion date (the sum of (a) the Fair Market Value of the Common Stock to be received upon conversion of a share of Series B Stock pursuant to this clause (2) plus (b) any cash dividends or cash distributions (excluding any expense reimbursement) previously paid on such share of Series B Stock (including those paid on such share of Series B Stock on an as converted basis) plus (c) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to the conversion date (the “Clause (2) Amount”) and (y) at any time and from time to time, each without the payment of additional consideration into a number of shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion.  Notwithstanding the foregoing, in the event of conversion of any Series B Stock pursuant to clause (x)(ii), a holder of Series B Stock may elect to convert into the lesser of the Clause 1 Amount and Clause 2 Amount. Upon conversion of any Series B Stock, Series C Stock or Series A Stock, any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock, Series C or Series A Stock with a record date at or prior to the conversion date will remain due and payable. Following conversion of any Series B Stock, there shall be no right or entitlement to any Series B Accruing Dividends, whether or not previously declared and unpaid or not declared. The “Series A Conversion Price” shall be equal to the applicable Series A Original Issue Price. The “Series C Conversion Price” shall initially be equal to the applicable Series C Original Issue Price. The “Series B Conversion Price” shall initially be equal to the applicable Series B Original Issue Price. The Series B Conversion Price and the Series C Conversion Price (each, the applicable “Conversion Price”) and the rate at which shares of Series C Stock and Series B Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

4.1.2.          Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Stock, Series B Stock and Series C Stock.

4.2          Fractional Shares.  The Corporation shall have the right to issue fractional shares.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation at its sole discretion may pay cash equal to such fraction multiplied by the Fair Market Value of a share of Common Stock.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Stock, Series B Stock or Series C Stock, as applicable, the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3          Mechanics of Conversion.

4.3.1.          Notice of Conversion.  In order for a holder of Series A Stock, Series B Stock or Series C Stock, as applicable, to voluntarily convert its shares of Series A Stock, Series B Stock or Series C Stock, as applicable, into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Stock, Series B Stock or Series C Stock, as applicable (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Stock, Series B Stock or Series C Stock, as applicable (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Stock, Series B Stock or Series C Stock, as applicable, represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Series A Stock, Series B Stock or Series C Stock, as applicable, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Stock, Series B Stock or Series C Stock, as applicable, represented by the surrendered certificate that were not converted into Common Stock and (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion.

4.3.2.          Reservation of Shares.  The Corporation shall at all times when the Series A Stock, Series B Stock or Series C Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Stock, Series B Stock and Series C Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Stock, Series B Stock and Series C Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, Series B Stock or Series C Stock, as applicable, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, below the then par value of the shares of Common Stock issuable upon conversion of the Series A Stock, Series B Stock or Series C Stock, as applicable, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable.

4.3.3.          Effect of Conversion.  All shares of Series A Stock, Series B Stock or Series C Stock, as applicable, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2.  Any shares of Series A Stock, Series B Stock or Series C Stock, as applicable, so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Stock, Series B Stock or Series C Stock, as applicable, accordingly.

4.3.4.          No Further Adjustment.  Upon any such conversion, no adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, shall be made for any declared but unpaid dividends or distributions on the Series A Stock, Series B Stock or Series C Stock, as applicable, surrendered for conversion, or on the Common Stock delivered upon conversion.

4.3.5.          Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Stock, Series B Stock or Series C Stock, as applicable, pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Stock, Series B Stock or Series C Stock, as applicable, so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4          Adjustments to Conversion Price for Diluting Issues.

4.4.1.          Special Definitions.  For purposes of this Article Fourth, the following definitions shall apply:

(a)          “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)          “Series C Original Issue Date” shall mean the date on which the first share of the Series C Stock was issued.

(c)          “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)          “Additional Shares of Common Stock” shall mean, with respect to the Series B Stock and the Series C Stock, all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Series C Original Issue Date other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series B Stock;

(ii)
shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)
shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors (including approval of at least one SL Director);

(iv)
shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case; provided that such issuance is pursuant to the terms of such Option or Convertible Security;

(v)
shares of Common Stock, Options or Convertible Securities issued to lenders, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction, in each case approved by the Board of Directors (including approval of at least one SL Director);

(vi)
shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such acquisition shall have been approved by the Board of Directors (including approval of at least one SL Director);

(vii)
shares of Common Stock, Options or Convertible Securities issued to a strategic partner as an equity kicker, provided that such strategic transaction shall have been approved by the Board of Directors (including approval of at least one SL Director); or

(viii)	shares of Common Stock issued in a Series B Top-Up IPO or a Series C Top-Up IPO.

4.4.2.          No Adjustment of Series B Conversion Price and Series C Conversion Price. No adjustment in the Series B Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series B Stock with respect to the series affected, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.  No adjustment in the Series C Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series C Stock with respect to the series affected, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3.          Deemed Issuance of Additional Shares of Common Stock.

(a)          If the Corporation at any time or from time to time after the Series C Original Issue Date, as applicable, shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)          If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series B Conversion Price or the Series C Conversion Price pursuant to the terms of this Subsection 4.4.3, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series B Conversion Price or the Series C Conversion Price pursuant to the terms of Subsection 4.4.3 (either because the consideration per share (determined pursuant to Subsection 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series C Original Issue Date, as applicable), are revised after the Series C Original Issue Date, as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)          Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series B Conversion Price or the Series C Conversion Price pursuant to the terms of Subsection 4.4.3, the applicable Conversion Price shall be readjusted to such applicable Conversion Price as would have been obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)          If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the applicable Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price, that such issuance or amendment took place at the time such calculation can first be made.

4.4.4.          Adjustment of Series B Conversion Price and Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series C Original Issue Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Series B Conversion Price or the Series C Conversion Price, in each case, in effect immediately prior to such issue, then the Series B Conversion Price or the Series C Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1*(A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)          “CP2” shall mean, the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b)          “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)          “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Series A Stock, Series B Stock and Series C Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)          “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5.          Determination of Consideration.  For purposes of this Subsection 4.4.5, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)          Cash and Property: Such consideration shall:

(i)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)          insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, including the approval of at least one SL Director; and

(iii)          in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors, including the approval of at least one SL Director.

(b)          Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.5, relating to Options and Convertible Securities, shall be determined by dividing

(i)          the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)          the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6.          Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series B Conversion Price or the Series C Conversion Price pursuant to the terms of Subsection 4.4.4 then, upon the final such issuance, such applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5          Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date, effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Series C Original Issue Date, combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6          Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series C Original Issue Date, as applicable, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date by multiplying such applicable Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)
the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable  Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable  Conversion Price shall be adjusted pursuant to this Subsection 4.6 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series B Stock or the Series C Stock, as applicable, simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Stock or Series C Stock, as applicable, had been converted into Common Stock on the date of such event.

4.7          Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Series C Original Issue Date, as applicable, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Series A Stock, Series B Stock or Series C Stock, as applicable, shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Stock, Series B Stock or Series C Stock, as applicable, had been converted into Common Stock on the date of such event.

4.8          Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.1, 2.2 and 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Stock, Series B Stock or Series C Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Stock, Series B Stock or Series C Stock, as applicable, shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Stock, Series B Stock or Series C Stock, as applicable, immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors, including the approval of at least one SL Director and one PEP Director)) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series A Stock, Series B Stock or Series C Stock, as applicable, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price,  Series B Conversion Price or Series C Conversion Price, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Stock, Series B Stock or Series C Stock, as applicable.

4.9          Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Stock, Series B Stock or Series C Stock, as applicable, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Stock, Series B Stock or Series C Stock, as applicable, is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Stock, Series B Stock or Series C Stock, as applicable (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price, Series B Conversion Price or Series C Conversion price, as applicable, then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Stock, Series B Stock or Series C Stock, as applicable.

4.10          Notice of Record Date.  In the event:

(a)          the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Stock, Series B Stock or Series C Stock, as applicable) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Stock, Series B Stock or Series C Stock, as applicable, a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Stock, Series B Stock or Series C Stock, as applicable) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Stock, Series B Stock or Series C Stock, as applicable, and the Common Stock.  Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5.          Mandatory Conversion.

5.1          Trigger Events. Upon either (a) the closing of the first sale of shares of Common Stock by the Corporation to the public (“IPO”) at a IPO Price of at least the Minimum QPO Price in a firm-commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $200,000,000 of proceeds after giving effect to underwriting discounts and commissions to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market or the New York Stock Exchange (a “Qualified IPO”), (b) the closing of an IPO that is (x) both a Series B Top-Up IPO and a Series C Top-Up IPO (each, as defined below), (y) a Series B Top-Up IPO with an IPO Price equal or greater to the Minimum Series C QPO Price, or (z) a Series C Top-Up IPO with an IPO Price equal or greater to the Minimum Series B QPO Price, or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”); (i) all outstanding shares of Series A Stock, Series B Stock and Series C Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 4.1.1, provided, that, Series C Stock shall not be converted into shares of Common Stock to the extent requirements of the HSR Act are applicable to the SL Stockholders or PEP Stockholders and such holders have not complied with such requirements, unless such conversion is to a class of Common Stock that does not have the right to vote on the election or appointment of directors to the Board of Directors in accordance with the Stockholders Agreement, and (ii) such shares may not be reissued by the Corporation. “IPO Price” means the price per share of Common Stock sold to the public in the IPO minus an amount equal to (i) the aggregate underwriting discounts and commissions in the IPO divided by (ii) the number of shares of Common Stock outstanding immediately prior to the IPO on a fully-converted basis, plus the number of in-the-money vested options to purchase Common Stock outstanding immediately prior to the IPO. “Minimum QPO Price” means the greater of (x) the Minimum Series B QPO Price and (y) the Minimum Series C QPO Price. “Minimum Series B QPO Price” means  the IPO Price such that if all shares of Series B Stock were converted into Common Stock in accordance with Subsection 4.1.1, the holders thereof would receive (taking into account (i) any cash dividends or distributions previously paid on such shares of Series B Stock (including those paid on such shares of Series B Stock on an as converted basis), but excluding any expense reimbursement, and (ii) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to such conversion) an aggregate amount, after deducting the underwriting discounts and commissions payable on the shares of Common Stock converted from Series B Stock and sold in the IPO, equal to 1.75 times the aggregate Series B Original Issue Price for all shares of Series B Stock. The “Minimum Series C QPO Price” means the IPO Price such that if all shares of Series C Stock were converted into Common Stock in accordance with Subsection 4.1.1, the holders thereof would receive (taking into account (i) any cash dividends or distributions previously paid on such shares of Series C Stock (including those paid on such shares of Series C Stock on an as converted basis), but excluding any expense reimbursement, and (ii) any dividends or distributions declared but unpaid on such share of Series C Stock with a record date at or prior to such conversion) an aggregate amount equal to or greater than the Series C Original Issue Price per share of Common Stock for all shares of Series C Stock, after deducting the underwriting discounts and commissions payable on the shares of Common Stock converted from Series C Stock and sold in the IPO.

5.2          Top-Up IPO.

5.2.1.          If the IPO Price is less than the Minimum QPO Price but the IPO otherwise satisfies the criteria to be a Qualified IPO, then immediately prior to the completion of the IPO, the Corporation may issue to the holders of Series B Stock, without any further action on the part of the holders of Series B Stock, for each share of Common Stock which such Series B Stock is converted into as a result of such IPO, that number of shares of Common Stock (rounded up to the nearest share, in the aggregate, per holder) with a Fair Market Value equal to (A) the difference, if any, between (1) an amount equal to the Minimum Series B QPO Price and (2) the IPO Price, divided by (B) the IPO Price (an IPO that satisfies the criteria to be a Qualified IPO but not the Minimum Series B QPO Price with respect to Series B Stock, and prior to which the payout method in this Section 5.2.1 is made, a “Series B Top-Up IPO”).

5.2.2.          If the IPO Price is less than the Minimum QPO Price but the IPO otherwise satisfies the criteria to be a Qualified IPO, then immediately prior to the completion of the IPO, the Corporation may issue to the holders of Series C Stock, without any further action on the part of the holders of Series C Stock, for each share of Common Stock which such Series C Stock is converted into as a result of such IPO, that number of shares of Common Stock (rounded up to the nearest share, in the aggregate, per holder) with a Fair Market Value equal to (A) the difference, if any, between (1) an amount equal to the Minimum Series C QPO Price and (2) the IPO Price, divided by (B) the IPO Price (an IPO that satisfies the criteria to be a Qualified IPO but not the Minimum Series C QPO Price with respect to Series C Stock, and prior to which the payout method in this Section 5.2.2 is made, a “Series C Top-Up IPO”).

5.3          Procedural Requirements.  All holders of record of shares of Series A Stock, Series B Stock and Series C Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Stock, Series B Stock and Series C Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Stock, Series B Stock and Series C Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Stock, Series B Stock and Series C Stock converted pursuant to Subsection 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.3. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Series A Stock, Series B Stock and Series C Stock, the Corporation shall (i) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 5.1 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (ii) pay any declared but unpaid dividends or distributions (other than Series B Accruing Dividends) on shares of Series A Stock, Series B Stock and Series C Stock with record dates prior to the conversion date.  Such converted Series A Stock, Series B Stock and Series C Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Stock, Series B Stock and Series C Stock accordingly.

6.          Redemption.

6.1          General.  Unless prohibited by Delaware law, subject to the fifth sentence of this Section 6.1, shares of Series B Stock shall be redeemed by the Corporation for cash at a price equal to Series B Liquidation Amount, based upon the Fair Market Value of a Share of Common Stock at the date of delivery of the Redemption Notice (defined below) (such price, the “Redemption Price”), not more than sixty (60) days after receipt by the Corporation at any time on or after 6.5 years from the Closing Date written notice from the Requisite Holders requesting redemption of all outstanding shares of Series B Stock (the “Redemption Request”).  Upon receipt of a Redemption Request, the Corporation shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders.  The date of such redemption shall be referred to as a “Redemption Date.”  If on the Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series B Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

6.2          Redemption Notice.  The Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series B Stock not less than forty (40) days prior to each Redemption Date.  Each Redemption Notice shall state:

6.2.1.          the number of shares of Series B Stock held by such holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

6.2.2.          the Redemption Date and the Redemption Price;

6.2.3.          the date upon which such holder’s right to convert such shares of Series B Stock terminates; and

6.2.4.          for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Stock to be redeemed.

6.3          Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Series B Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Series B Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series B Stock shall promptly be issued to such holder.

6.4          Interest.  If any shares of Series B Stock subject to a Redemption Request are not redeemed for any reason on the Redemption Date on which shares were scheduled to be redeemed, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redemption Price applicable to such unredeemed shares at an aggregate per annum rate equal to 11% increased by 1% each month (e.g. the aggregate rate will be 12% after month one, 13% after month two and so on) following the Redemption Date until the Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and be compounded annually provided, however, that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”), provided, further, that the Corporation shall take all such actions as may be necessary, including without limitation, making any applicable governmental filings, to cause the Maximum Permitted Rate to be the highest possible rate.  In the event any provision hereof would result in the rate of interest payable hereunder being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the applicable Redemption Date to the extent permitted by law.

6.5          Rights Subsequent to Redemption Notice.  If the Redemption Notice shall have been duly given, then notwithstanding that any certificates evidencing any of the shares of Series B Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Stock (including Series B Accruing Dividends) shall cease to accrue or be paid after the date of the Redemption Notice and all rights with respect to such shares shall terminate after the date of the Redemption Notice, except only the right of the holders to receive the Redemption Price.

7.          Redeemed or Otherwise Acquired Shares.  Any shares of Series A Stock, Series B Stock and Series C Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series A Stock, Series B Stock or Series C Stock following redemption.

8.          Waiver.  Any of the rights, powers, preferences and other terms of the Series A Stock set forth herein may be waived on behalf of all holders of Series A Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A Stock then outstanding.  Any of the rights, powers, preferences and other terms of the Series B Stock set forth herein may be waived on behalf of all holders of Series B Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series C Stock set forth herein may be waived on behalf of all holders of Series C Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series C Stock then outstanding.

9.          Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of any Series A Stock, Series B Stock, Series C Stock or Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH:  Subject to any additional vote required by the Stockholders Agreement, this Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:

1.          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.          Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

3.          Each PEP Director (as defined below) and each SL Director (as defined below) shall be entitled to two votes for any matter for which a vote of the Board of Directors is required or requested, and each other director shall be entitled to one vote for any matter for which a vote of the Board of Directors is required or requested; provided, however if, at any time: (A) (i) the PEP Stockholders (as defined in the Stockholders Agreement) and their Affiliates (the “PEP Holders”) own 50% or more of the outstanding Common Stock (as determined on an as converted basis) and (ii) the SL Stockholders (as defined in the Stockholders Agreement) and their Affiliates (the “SL Holders”) own less than 40% of the outstanding Common Stock (as determined on an as converted basis), then the directors appointed by the PEP Holders shall have (each a “PEP Director”), in the aggregate, such number of votes equal to half of the total number of votes held by all members of the Board of Directors for any matter on which the vote of the Board of Directors is required or requested, with each PEP Director having a proportional number of votes for any matter on which the vote of the Board of Directors is required or requested, and each other director shall have one vote for any matter on which the vote of the Board of Directors is required or requested; or (B) the SL Holders own more than 50% of the outstanding Common Stock (as determined on an as converted basis), then the directors appointed by the SL Holders (each an “SL Director”) shall have, in the aggregate, such number of votes equal to half of the total number of votes held by all members of the Board of Directors for any matter on which the vote of the Board of Directors is required or requested, with each SL Director having the proportional amount of such votes for any matter on which the vote of the Board of Directors is required or requested, and each other director shall have one vote for any matter on which the vote of the Board of Directors is required or requested. Notwithstanding anything contained in this Section 3 of this Article Sixth, in the event (i) the SL Holders are the Controlling Stockholders (as defined in the Stockholders Agreement) for purposes of any drag transaction initiated pursuant to Section 2.5 or are initiating an IPO pursuant to Section 4.8 of the Stockholders Agreement, the SL Directors shall have, in the aggregate, such number of votes equal to half of the total number of votes held by all members of the Board of Directors plus one for any matter on which the vote of the Board of Directors is required or requested in connection therewith or (ii) the PEP Holders are the Controlling Stockholders (as defined in the Stockholders Agreement) for purposes of any drag transaction initiated pursuant to Section 2.5, the PEP Directors shall have, in the aggregate, such number of votes equal to half of the total number of votes held by all members of the Board of Directors plus one for any matter on which the vote of the Board of Directors is required or requested in connection therewith.

SEVENTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH:  The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series A Stock, Series B Stock or Series C Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TENTH:  The following indemnification provisions shall apply to the persons enumerated below.

1.          Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.          Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.          Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.          Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.          Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.          Non-Exclusivity of Rights.  The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7.          Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.  Notwithstanding this Article Tenth, the Corporation acknowledges that certain persons entitled to indemnification from the Corporation have certain rights to indemnification, advancement of expenses and/or insurance provided by venture capital or private equity firms and certain of their affiliates (collectively, the “Fund Indemnitors”).  The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such persons are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Certificate of Incorporation (or any other agreement between the Corporation and such person), without regard to any rights such person may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of such person with respect to any claim for which such person has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Corporation.  The Corporation and such persons agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 7.

8.          Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.          Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine.

*     *     *

IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 5th day of May, 2021.

By:	/s/ Eric Remer
Name:	Eric Remer
Title:	Chief Executive Officer

CERTIFICATE OF AMENDMENT
OF THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
EVERCOMMERCE INC.

EverCommerce Inc. (f/k/a PaySimple Holdings, Inc.)  (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is EverCommerce Inc. The Corporation was incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 29, 2016.

SECOND: This Certificate of Amendment (the “Certificate of Amendment”), which amends the Corporation’s Third Amended and Restated Certificate of Incorporation (as amended and currently in effect, the “Certificate of Incorporation”), has been adopted by the Board of Directors of the Corporation in accordance with Sections 141 and 242 of the DGCL, and has been adopted by the written consent of the stockholders of the Corporation in accordance with Sections 228 and 242 of the DGCL.

THIRD: This Certificate of Amendment amends the Certificate of Incorporation of the Corporation as set forth below.

1.
The first paragraph set forth in Article FOURTH of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 2,000,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), and (ii) 140,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”), of which (A) 50,000,000 of the authorized shares of Preferred Stock are hereby designated as “Series A Preferred Stock” (the “Series A Stock”), (B) 75,000,000 of the authorized shares of Preferred Stock are hereby designated as “Series B Preferred Stock” (the “Series B Stock”) and (C) 15,000,000 of the authorized shares of Preferred Stock are hereby designated as “Series C Preferred Stock” (the “Series C Stock”).

2.
Section 4.1.1 of Part B of Article FOURTH of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

4.1.1          Conversion Ratio.  Subject to Subsection 5.1, each share of (i) Series A Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into a number of shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price in effect at the time of conversion, (ii) Series C Stock shall be convertible, at the option of the holder thereof, into a number of shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price in effect at the time of conversion, and (iii) Series B Stock shall be convertible, at the option of the holder thereof, (x) solely at the time of, or at any time following, a Deemed Liquidation Event or an IPO into a number of shares of Common Stock: (1) determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion if the sum of (a) the Fair Market Value of the Common Stock to be received upon conversion of a share Series B Stock pursuant to this clause (1) plus (b) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to the conversion date plus (c) any cash dividends or cash distributions (excluding any expense reimbursement) previously paid on such share of Series B Stock (including those paid on such share of Series B Stock on an as converted basis) (the “Clause 1 Amount”) is equal to or greater than the Clause (2) Amount (as defined below); and (2) if the Clause (1) Amount is less than the Clause (2) Amount, then determined by dividing the Series B Preference by the Series B Conversion Price in effect at the time of conversion; provided that, if  the sum of (a) Fair Market Value of the Common Stock to be received upon conversion of a share of Series B Stock pursuant to this clause (2) plus (b) any cash dividends or cash distributions (excluding any expense reimbursement) previously paid on such share of Series B Stock (including those paid on such share of Series B Stock on an as converted basis) plus (c) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to the conversion date would exceed the Series B Original Issue Price multiplied by 1.65, then the number of shares of Common Stock into which each share of Series B Stock will be entitled to be converted under this clause (2) shall be equal to the number of shares of Common Stock having a Fair Market Value equal to (a) the Series B Original Issue Price multiplied by 1.65 minus (b) any cash dividend or cash distribution previously paid on such share of Series B Stock (including those paid on such share of Series B Stock on an as converted basis) minus (c) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to the conversion date (the sum of (a) the Fair Market Value of the Common Stock to be received upon conversion of a share of Series B Stock pursuant to this clause (2) plus (b) any cash dividends or cash distributions (excluding any expense reimbursement) previously paid on such share of Series B Stock (including those paid on such share of Series B Stock on an as converted basis) plus (c) any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock with a record date at or prior to the conversion date (the “Clause (2) Amount”) and (y) at any time and from time to time, each without the payment of additional consideration into a number of shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price in effect at the time of conversion.  Notwithstanding the foregoing, in the event of conversion of any Series B Stock pursuant to clause (x)(ii), a holder of Series B Stock may elect to convert into the lesser of the Clause 1 Amount and Clause 2 Amount. Upon conversion of any Series B Stock, Series C Stock or Series A Stock, any dividends or distributions (other than Series B Accruing Dividends) declared but unpaid on such share of Series B Stock, Series C or Series A Stock with a record date at or prior to the conversion date will remain due and payable. Following conversion of any Series B Stock, there shall be no right or entitlement to any Series B Accruing Dividends, whether or not previously declared and unpaid or not declared. The “Series A Conversion Price” shall be equal to the applicable Series A Original Issue Price. The “Series C Conversion Price” shall initially be equal to the applicable Series C Original Issue Price. The “Series B Conversion Price” shall initially be equal to the applicable Series B Original Issue Price. The Series B Conversion Price and the Series C Conversion Price (each, the applicable “Conversion Price”) and the rate at which shares of Series C Stock and Series B Stock may be converted into shares of Common Stock shall be subject to adjustment as provided below.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be executed in its name and on its behalf by its General Counsel and Secretary on this 23rd day of June, 2021.

By:	/s/ Lisa Storey
Name:	Lisa Storey
Title:	General Counsel and Secretary